SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
              the Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:
[ ]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ ]  Definitive Proxy Statement
[X]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section
     240.14a-12



                              IES INDUSTRIES INC.
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                (Name of Registrant as Specified In Its Charter)

- -------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[ ] $125 per  Exchange  Act Rules  0-11(c)(1)(ii),  14a-6(i)(1),
    14a-6(i)(2) or Item 22(a)(2) of Schedule 14A.
[ ] $500 per each party to the controversy pursuant to Exchange Act Rule
    14a-6(i)(3).
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1)      Title of each class of securities to which transaction applies:
- -------------------------------------------------------------------------------
(2)      Aggregate number of securities to which transaction applies:
- -------------------------------------------------------------------------------
(3)      Per  unit  price  or other  underlying  value  of  transaction computed  pursuant  to  Exchange  Act Rule 0-11 (Set forth the amount on which the filing fee is calculated  and state how it was determined):
- -------------------------------------------------------------------------------
(4)      Proposed maximum aggregate value of transaction:
- -------------------------------------------------------------------------------
(5)      Total fee paid:
- -------------------------------------------------------------------------------

[ ]      Fee paid previously with preliminary materials.
[X] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)      Amount Previously Paid:

         $453,367
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(2)      Form, Schedule or Registration Statement No.:

         PRELIMINARY PROXY MATERIALS of WPL HOLDINGS, INC., IES INDUSTRIES INC. and INTERSTATE POWER COMPANY and JOINT PROXY STATEMENT of WPL HOLDINGS, INC., IES INDUSTRIES INC. and INTERSTATE POWER COMPANY AND PROSPECTUS of WPL HOLDINGS, INC. and INTERSTATE POWER COMPANY, ALL ON FORM S-4 FILE NO. 333-07931
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(3)      Filing Party:

         IES INDUSTRIES INC, WPL HOLDINGS, INC and INTERSTATE POWER COMPANY
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(4)      Date Filed:
         JANUARY 18, 1996 and JULY 11, 1996
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

                           Key Manager Talking Points

                  Good morning. I've asked you to gather here this morning so I could share with you some exciting news.

                  As you all know, MidAmerican made a proposal to purchase our company in an attempt to interfere with our three-way merger with WPL and Interstate. Our Board of Directors, after careful consideration, rejected the MidAmerican proposal and unanimously approved revised terms of a merger agreement with WPL Holdings, Inc. (WPLH) of Madison, Wisconsin, and Interstate Power Company (IPC) of Dubuque, Iowa, to form a new regional powerhouse, Interstate Energy Corporation.

                  Under the terms of the revised agreement, which was also unanimously approved by the directors present at the Board meetings of WPLH and IPC, each share of IES common stock will be converted into 1.14 shares of Interstate Energy common stock.

                  Based on the closing price of WPLH common stock on August 15, 1996, each share of IES common stock is valued at $36.20 per share, under the new terms.

                  It is anticipated that, under the new terms, IES shareholders will receive an initial annual cash dividend valued at $2.25 for each share of IES common stock now held.

                  Under the former agreement, each IES common share was to be converted into 1.01 shares of Interstate Energy common stock.

                  Under the revised agreement, each share of IPC common stock will be exchanged for 1.11 shares of Interstate Energy common stock and owners of WPL Holdings common stock will retain the same number of shares of common stock they currently own, and those shares will be converted into Interstate Energy common stock.

                  The Board's unanimous rejection of the hostile takeover proposal from MidAmerican Energy Company of Des Moines, Iowa, resulted from the Board's conclusion that it is inferior to the terms of the revised Interstate Energy merger agreement and is not in the best interests of IES shareholders.

                  The Board was also very concerned by the impact of the proposed MidAmerican transaction on customers, employees and the communities IES has served for more than 100 years. In addition, the Board received an opinion from our financial advisor, Morgan Stanley & Company, that the revised exchange ratio is fair to the shareholders of IES common stock from a financial point of view.

                  Under the revised agreement, the Interstate Energy transaction provides enhanced value to IES shareholders, giving them an even larger stake in a regional utility with excellent growth potential.

                  By contrast, analysis of the MidAmerican proposal makes clear that, contrary to their public statements, the value of the MidAmerican proposal is substantially less than they represent. The Board's analysis considered, among other things:

         o        the recent trading history of MidAmerican stock;

         o the fact that for most IES shareholders the exercise of the cash option would entail adverse tax consequences;

         o the fact that even with the most rapid regulatory approval process for the MidAmerican transaction--a scenario we believe unlikely--the MidAmerican transaction could take significantly longer to complete than the Interstate Energy transaction;

         o MidAmerican's ability to sustain its dividend, given its high payout ratio and the significant additional indebtedness it would incur under its proposal;

         o and the fact that the MidAmerican transaction contemplates significant sales of assets to finance the transaction.

                  By MidAmerican's own admission, its expected cost savings of $500 million over ten years are significantly below the $749 million in cost savings we anticipate over the same period under the Interstate Energy merger. Given that, and the $400 million in goodwill amortization that would reduce reported earnings, we questioned how MidAmerican could possibly afford the ambitious promises it is making to customers and stockholders.

                  Clearly, the financial burden stemming from the acquisition premium and the goodwill amortization will have to be borne by ratepaying customers and stockholders.

                  Also, given the greater overlap of service territories between MidAmerican and IES, a MidAmerican takeover of IES would result in the loss of more Iowa jobs and, in our view, significant economic hardship for Cedar Rapids.

                  In the case of Interstate Energy, it will have 60% of its assets and a commensurate number of its total employees in Iowa.

                  We believe these issues will not go unnoticed by Iowa regulators and public officials, and hope they will assist us in our defense against MidAmerican.

                  IES shareholders will own a significant share -- more than 44%
- -- of a powerful regional company - well-positioned to provide customers with competitively-priced electricity and to do it in a way that will enable the new company to generate enhanced value to IES' stockholders over the long term, as well.

                  The ability to market electricity from our efficient, low-cost power plants to attractive, higher-growth areas in neighboring states and the financial resources to pursue these opportunities, will catapult Interstate Energy into new markets.

                  Altogether, the Interstate Energy combination offers strategic advantages far superior to the MidAmerican alternative.

                  Under the Interstate Energy combination, there will be four major business units in three locations.

                  Both the Energy Delivery headquarters and the unregulated business unit will be in Cedar Rapids.

                  This will significantly increase the business activities in the Iowa cities. The Generation business unit will be in Madison.

                  Administrative Support business will be in Dubuque.

                  The Interstate Energy holding company will be in Madison.

                  We are sending supplemental proxy material to our shareholders promptly so that they can vote on the new merger plan at the Annual Meeting, which remains scheduled for Thursday, September 5, starting at 10:00 a.m. in Cedar Rapids.

                  This has been a turbulent time for all of us at IES. As our key managers, many of our employees look to you for guidance, and I am grateful to all of you for your ongoing support and persistence. We are absolutely convinced that this three-way merger is the best thing for all of us--IES, our employees and our shareholders. We are not going to give in to MidAmerican.

                  Thank you for all you've done, we will continue to fight for this transaction and your interests until the deal is consummated. Meanwhile, I'd like to ask you all to continue focusing on your jobs and our long-term goals. I know it is difficult, but we must not allow MidAmerican to undermine our enthusiasm and dedication. We have built a wonderful company in IES, and we will defend it with all we've got.

                  We will be available to take your questions now, and the employee hotline will continue to answer questions that might surface later.

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